Exhibit 99.1

Contact:	Charlene Hamrah (Investment Community)
(212) 770-7074

Nicholas Ashooh (News Media)
(212) 770-3523
AIG REPORTS SECOND QUARTER 2008 RESULTS
     NEW YORK, NY, August 6, 2008 — American International Group, Inc. (AIG) today reported a net loss for the second quarter of 2008 of $5.36 billion or $2.06 per diluted share compared to 2007 second quarter net income of $4.28 billion or $1.64 per diluted share. Second quarter 2008 adjusted net loss, as defined below, was $1.32 billion or $0.51 per diluted share, compared to adjusted net income of $4.63 billion or $1.77 per diluted share for the second quarter of 2007. The continuation of the weak U.S. housing market and disruption in the credit markets, as well as global equity market volatility, had a substantial adverse effect on AIG’s results in the second quarter.
     Net loss for the first six months of 2008 was $13.16 billion or $5.11 per diluted share, compared to net income of $8.41 billion or $3.21 per diluted share in the first six months of 2007. Adjusted net loss for the first six months of 2008 was $4.88 billion or $1.90 per diluted share, compared to adjusted net income of $9.02 billion or $3.44 per diluted share in the first six months of 2007.
SECOND QUARTER
(in millions, except per share data)

				Per Diluted Share
	2008	2007	Change	2008	2007	Change

Net income (loss)	$(5,357)	$4,277	—	$(2.06)	$1.64	—
Net realized capital gains (losses), net of tax (a)	(4,019)	(17)	—	(1.54)	(0.01)	—
FAS 133 gains (losses), excluding net realized capital gains (losses), net of tax (b)	(17)	(332)	—	(0.01)	(0.12)	—

Adjusted net income (loss)	$(1,321)	$4,626	—	$(0.51)	$1.77	—

Effect of Capital Markets unrealized market valuation (losses) on super senior credit default swaps, net of tax, included in adjusted net loss above	$(3,617)	—	—	$(1.39)	—	—
Average shares outstanding (c)				2,605	2,613

SIX MONTHS
(in millions, except per share data)

				Per Diluted Share
	2008	2007	Change	2008	2007	Change

Net income (loss)	$(13,162)	$8,407	—	$(5.11)	$3.21	—
Net realized capital gains (losses), net of tax (a)	(7,982)	(73)	—	(3.10)	(0.03)	—
FAS 133 gains (losses), excluding net realized capital gains (losses), net of tax (b)	(298)	(537)	—	(0.11)	(0.20)	—

Adjusted net income (loss)	$(4,882)	$9,017	—	$(1.90)	$3.44	—

Effect of Capital Markets unrealized market valuation (losses) on super senior credit default swaps, net of tax, included in adjusted net loss above	$(9,537)	—	—	$(3.70)	—	—
Average shares outstanding (c)				2,575	2,621

(a)	Represents primarily other-than-temporary impairment charges.

(b)	Represents the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses. In the second quarter of 2007, American General Finance, Inc. and International Lease Finance Corporation began applying hedge accounting to most of their derivatives hedging interest rate and foreign exchange risks associated with their floating rate and foreign currency denominated borrowings.

(c)	As a result of the losses reported in the second quarter and six months of 2008, basic shares outstanding were used for these periods.
     Included in the second quarter 2008 net loss and adjusted net loss was a pre-tax charge of approximately $5.56 billion ($3.62 billion after tax) for a net unrealized market valuation loss related to the AIG Financial Products Corp. (AIGFP) super senior credit default swap portfolio. In addition, the second quarter of 2008 included a pre-tax net loss of $518 million ($337 million after tax) for a credit valuation adjustment on AIGFP’s assets and liabilities in accordance with FAS 157 and FAS 159.
     Additionally, second quarter 2008 results included pre-tax net realized capital losses of $6.08 billion ($4.02 billion after tax) arising primarily from other-than-temporary impairment charges in AIG’s investment portfolio. This compares to pre-tax net realized capital losses of $28 million ($17 million after tax) in the second quarter of 2007. The 2008 other-than-temporary impairment charges resulted primarily from the severe, rapid declines in fair values of certain residential mortgage-backed securities and other structured securities in the second quarter for which AIG concluded it could not reasonably assert that the recovery period would be temporary.
     In May 2008, AIG raised a total of approximately $20 billion in capital through the sale of $7.47 billion of common stock, $5.88 billion in equity units and $6.91 billion of high equity content fixed maturity securities to strengthen AIG’s financial capacity.
     At June 30, 2008, shareholders’ equity was $78.09 billion, a $1.62 billion decline from March 31, 2008. The decline was primarily due to the second quarter 2008 net loss and $2.62 billion in after-tax unrealized depreciation of investments reported in accumulated other comprehensive income (loss), partially offset by the issuance of common stock in the second quarter of 2008. Book value at June 30, 2008 was $29.04 per share. At June 30, 2008 consolidated assets were $1.050 trillion.

     Commenting on second quarter 2008 results, AIG Chairman and Chief Executive Officer Robert B. Willumstad said, “Our second quarter results were adversely affected by the severe conditions in the housing and credit markets and a very difficult investment environment. These results do not reflect the earnings power and potential of AIG’s businesses and it is clear that we have a lot of work to do to restore AIG’s profitability to where it should be.
     “We are conducting a comprehensive review of all AIG’s businesses with the objectives of improving results, reducing AIG’s risk profile and protecting our capital base. We are examining every business, as well as the assumptions underlying how we do business in the markets where we have a presence. We are considering all options. Our goals are straightforward — to determine the optimal portfolio of businesses for AIG, sharpen our risk management and capital allocation processes, reduce expenses and continue to strengthen our accounting and reporting infrastructure.
     “We understand the challenges ahead of us and we are developing a plan to see AIG through these difficult times and rebuild shareholder value. We will report on our progress in late September.”
GENERAL INSURANCE
     General Insurance second quarter 2008 operating income before net realized capital gains (losses) was $1.39 billion, a 54.3 percent decline compared to $3.04 billion in the second quarter of 2007. The comparison reflects a decline in net investment income of $461 million, primarily due to lower partnership and mutual fund income, and an increase in operating losses at United Guaranty Corporation (UGC) of $440 million. Additionally, Commercial Insurance reported a combined ratio of 93.74 in increasingly competitive market conditions, compared to 82.95 in the second quarter of 2007. Commercial Insurance’s 2008 second quarter results included increased catastrophe losses of $74 million; higher current accident year loss ratios; and unfavorable prior year development in certain classes of business compared to favorable development in the second quarter of 2007. Domestic Personal Lines’ auto businesses continued to have weak results, partially offset by strong performance from Private Client Group. While underwriting profit declined compared to the second quarter of 2007, Foreign General reported a strong 88.27 combined ratio.
     General Insurance net premiums written were $12.22 billion in the second quarter of 2008, a slight increase compared to $12.14 billion in the second quarter of 2007. Net premiums written declined 2.2 percent in original currency. Foreign General, Personal Lines’ Private Client Group and UGC reported positive premium growth while Commercial Insurance net premiums declined 7.0 percent, primarily due to declines in workers compensation.
     At June 30, 2008, General Insurance net loss and loss adjustment reserves totaled $72.33 billion, an increase of $1.82 billion in the second quarter 2008 and $3.04 billion for the six months ended June 30, 2008. For the second quarter of 2008, net loss development from prior accident years, excluding accretion of loss reserve discount, was unfavorable by $93 million. The overall unfavorable development consisted of approximately $292 million of favorable development from accident years 2004 through 2007, offset by approximately $385 million of adverse development from earlier accident years.

LIFE INSURANCE & RETIREMENT SERVICES
     Life Insurance & Retirement Services second quarter 2008 operating income before net realized capital gains (losses) was $2.61 billion, a 10.0 percent decline compared to $2.90 billion in the second quarter of 2007. Second quarter 2008 premiums and other considerations were $9.59 billion, a 17.3 percent increase from $8.17 billion in the second quarter of 2007, while premiums, deposits and other considerations were $25.66 billion, a 16.4 percent increase, with both measures favorably affected by foreign exchange.
     Second quarter 2008 Domestic Life Insurance operating income before net realized capital gains (losses) was $371 million, a 3.4 percent decline, compared to $384 million in the second quarter of 2007. Domestic Retirement Services operating income before net realized capital gains (losses) in the second quarter of 2008 was $556 million, a 36.7 percent decline, compared to $879 million in the second quarter of 2007. Results in both segments were adversely affected by lower partnership and other yield enhancement income and spread compression on base yields as a result of an increase in short-term investments. Additionally, Domestic Life Insurance had favorable mortality experience in the life insurance line of business, while Domestic Retirement Services benefited from lower deferred acquisition cost amortization due to the effect of net realized capital losses.
     Life insurance periodic premium sales increased 5.0 percent, although universal life sales declined slightly due to Domestic Life’s emphasis on maintaining margins in a competitive market. Retirement Services premiums, deposits and other considerations increased 6.1 percent compared to the second quarter of 2007, primarily due to a 19.0 percent increase in individual fixed annuity deposits. All Retirement Services product lines experienced favorable net flows compared to the second quarter of 2007.
     Foreign Life Insurance & Retirement Services second quarter 2008 operating income before net realized capital gains (losses) was $1.68 billion, a 2.8 percent increase, compared to $1.64 billion in the second quarter of 2007. Premiums and other considerations increased 18.3 percent or 7.5 percent in original currency compared to the second quarter of 2007. Operating income was affected by lower investment returns from partnerships and trading account losses related to certain United Kingdom (U.K.) variable annuity products. Additionally, operating income in Asia was affected by lower equity market returns on investment-oriented products and investment margin spread compression, particularly in Taiwan. Sales of single premium life insurance and personal accident products remained strong in Japan, while Group Products sales were strong in the Middle East, Europe and Brazil. Fixed annuity deposits in Japan increased as the Yen strengthened compared to the second quarter of 2007. New products in Taiwan and the U.K. increased variable annuity deposits.
FINANCIAL SERVICES
     In the second quarter of 2008, Financial Services reported a $5.88 billion operating loss, before net realized capital gains (losses) and the effect of FAS 133, compared to operating income of $512 million in the second quarter of 2007. Results were driven by deteriorating U.S. housing and credit market conditions.
     Capital Markets reported a $6.24 billion operating loss in the second quarter of 2008, due to $5.56 billion of unrealized market valuation losses related to AIGFP’s super senior credit default swap portfolio and a $518 million credit valuation loss. In addition AIGFP experienced low transaction volumes due to challenging market conditions.

     Second quarter 2008 Aircraft Leasing operating income was a record $352 million, an 85.3 percent increase compared to the second quarter of 2007, driven by a larger aircraft fleet, higher lease rates, lower interest rates and an increase in aircraft sales.
     Consumer Finance reported a second quarter 2008 operating loss of $22 million compared to $58 million of operating income in the second quarter of 2007. American General Finance, Inc. reported an operating loss of $40 million, compared to $43 million of operating income in the second quarter of 2007, due to an increase in allowance for finance receivable losses, higher charge-off ratios and a one-time charge related to the announced discontinuation of wholesale mortgage banking operations at Wilmington Finance Inc.
ASSET MANAGEMENT
     Asset Management second quarter 2008 operating income before net realized capital gains (losses) was $150 million, compared to $575 million in the second quarter of 2007. Operating Income from the Guaranteed Investment Contract (GIC) and Other Asset Management lines declined due to lower income from partnership investments. Institutional Asset Management reported a $27 million operating loss in the second quarter of 2008 compared to $150 million of operating income in the second quarter of 2007. These results primarily reflect lower carried interest revenues, real estate investment gains and partnership income, slightly offset by higher management fees on non-affiliated client assets under management.
OTHER OPERATIONS
     The second quarter 2008 operating loss from Other Operations, before net realized capital gains (losses) and consolidation and elimination adjustments, was $745 million compared to a $482 million loss in the second quarter of 2007. These results include higher interest expense that resulted from increased borrowings, including interest on the newly issued debt and equity units issued in May 2008 and higher unallocated corporate expenses.
#     #     #
     Additional supplementary financial data, and a presentation on AIG’s businesses with exposure to the current credit market disruption are available in the Investor Information section of www.aigcorporate.com.
     A conference call for the investment community will be held Thursday, August 7, 2008 at 8:30 a.m. EDT. The call will be broadcast live on the Internet at www.aigwebcast.com. A replay will be archived at the same URL through Thursday, August 21, 2008.

#     #     #
     It should be noted that the remarks made in this press release or on the conference call may contain projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. It is possible that AIG’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements are discussed in Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2007, and in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of AIG’s Quarterly Report on Form 10-Q for the period ended June 30, 2008. AIG is not under any obligation (and expressly disclaims any such obligations) to update or alter its projections and other statements whether as a result of new information, future events or otherwise.
#     #     #
     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.

Comment on Regulation G
     This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the Second Quarter 2008 Financial Supplement available in the Investor Information section of AIG’s corporate website, www.aigcorporate.com.
     Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance, and out of period adjustments are shown exclusive of realized capital gains (losses), the effect of FIN 46(R), the effect of EITF 04-5, the effect of FAS 133, the effect of trading account losses, the effect of remediation activities, the effect of change in actuarial estimate, the effect of expenses of industry wide reviews and the effect of catastrophe-related losses.
     AIG excludes the effects of FIN 46(R) and EITF 04-5, and the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, although they are economically effective hedges, because AIG believes that excluding these items permits investors to better assess the performance of the underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts. Likewise, AIG excludes certain entities consolidated pursuant to FIN 46(R) or EITF 04-5, including certain AIG managed partnerships, private equity and real estate funds, where AIG does not in fact have the economic interest that is presumed to be held by consolidation, because AIG believes this presentation is more meaningful than the GAAP presentation.
     Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
     AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and net realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance.

     Underwriting profit (loss) is an important measurement used by AIG senior management to evaluate the performance of its property and casualty insurance operations. AIG includes the measurement required in statutory financial statements filed with state insurance departments and adjusts for changes in deferred acquisition costs in order to make the measure more consistent with the information provided in AIG’s consolidated financial statements. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.
     Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.

American International Group, Inc.
Financial Highlights*
(in millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007 (a)	Change	2008	2007 (a)	Change

General Insurance Operations:
Net Premiums Written	$12,220	$12,139	0.7%	$24,300	$24,245	0.2%
Net Premiums Earned	12,153	11,363	7.0	23,510	22,582	4.1
Underwriting Profit	223	1,411	(84.2)	628	2,823	(77.8)
Net Investment Income	1,167	1,628	(28.3)	2,372	3,191	(25.7)
Income before Net Realized Capital Gains (Losses)	1,390	3,039	(54.3)	3,000	6,014	(50.1)
Net Realized Capital Gains (Losses) (b)	(563)	(63)	—	(836)	58	—
Operating Income	$827	$2,976	(72.2)%	$2,164	$6,072	(64.4)%

Loss Ratio	72.30	63.88		71.40	64.03
Expense Ratio	25.41	23.24		25.92	23.29
Combined Ratio	97.71	87.12		97.32	87.32

Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	$9,585	$8,170	17.3%	$18,903	$16,595	13.9%
Net Investment Income	5,586	6,132	(8.9)	9,389	11,645	(19.4)
Income before Net Realized Capital Gains (Losses)	2,609	2,899	(10.0)	5,147	5,436	(5.3)
Net Realized Capital Gains (Losses) (b)	(5,010)	(279)	—	(9,379)	(535)	—
Operating Income (Loss)	(2,401)	2,620	—	(4,232)	4,901	—

Financial Services Operations:
Operating Income (Loss) excluding FAS 133 and Net Realized Capital Gains (Losses)(c) (d)	(5,880)	512	—	(14,425)	956	—
FAS 133 (b)	(40)	(528)	—	(116)	(613)	—
Net Realized Capital Gains (Losses) (b)	15	63	(76.2)	(136)	(4)	—
Operating Income (Loss)	(5,905)	47	—	(14,677)	339	—

Asset Management Operations:
Operating Income before Net Realized Capital Gains (Losses)	150	575	(73.9)	304	1,353	(77.5)%
Net Realized Capital Gains (Losses) (b)	(464)	352	—	(1,869)	332	—
Operating Income (Loss)	(314)	927	—	(1,565)	1,685	—
Other before Net Realized Capital Gains (Losses)	(745)	(482)	—	(1,248)	(903)	—
Other Net Realized Capital Gains (Losses) (b)	30	22	36.4%	(235)	(27)	—
Consolidation and Elimination Adjustments (b) (e)	(248)	218	—	(227)	433	—
Income (Loss) before Income Taxes (Benefits) and Minority Interest	(8,756)	6,328	—	(20,020)	12,500	—
Income Taxes (Benefits) (f)	(3,357)	1,679	—	(6,894)	3,405	—
Income (Loss) before Minority Interest	(5,399)	4,649	—	(13,126)	9,095	—
Minority Interest, after-tax:
Income (Loss) before Net Realized Capital Gains (Losses)	38	(359)	—	(43)	(682)	—
Net Realized Capital Gains (Losses)	4	(13)	—	7	(6)	—
Net Income (Loss)	$(5,357)	$4,277	—	$(13,162)	$8,407	—

Financial Highlights

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007 (a)	Change	2008	2007 (a)	Change

Net Income (Loss)	$(5,357)	$4,277	—	$(13,162)	$8,407	—
Net Realized Capital Gains (Losses), net of tax	(4,019)	(17)	—	(7,982)	(73)	—
FAS 133 Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	(17)	(332)	—	(298)	(537)	—

Adjusted Net Income (Loss)	(1,321)	4,626	—	(4,882)	9,017	—

Effect of Capital Markets Unrealized Market Valuation (Losses) on Super Senior Credit Default Swaps, net of tax, included in Adjusted Net Loss above	(3,617)	—	—	(9,537)	—	—

Effect of Capital Markets Credit Valuation Adjustment, net of tax, included in Adjusted Net Loss above	(337)	—	—	(361)	—	—

Earnings Per Share — Diluted:
Net Income (Loss)	(2.06)	1.64	—	(5.11)	3.21	—
Net Realized Capital Gains (Losses), net of tax	(1.54)	(0.01)	—	(3.10)	(0.03)	—
FAS 133 Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	(0.01)	(0.12)	—	(0.11)	(0.20)	—

Adjusted Net Income (Loss)	(0.51)	$1.77	—	(1.90)	3.44	—

Effect of Capital Markets Unrealized Market Valuation (Losses) on Super Senior Credit Default Swaps, net of tax, included in Adjusted Net Loss above	(1.39)	—	—	(3.70)	—	—

Effect of Capital Markets Credit Valuation Adjustment, net of tax, included in Adjusted Net Loss above	$(0.13)	—	—	(0.14)	—	—

Book Value Per Share				$29.04	$40.44	(28.2)%

Average Diluted Common Shares Outstanding (g)	2,605	2,613		2,575	2,621

*	Including reconciliation in accordance with Regulation G.

(a)	Certain amounts have been reclassified in 2007 to conform to the 2008 presentation.

(b)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment under FAS 133 “Accounting for Derivative Instruments and Hedging Activities”, including the related foreign exchange gains and losses. In the second quarter of 2007, AGF and ILFC began applying hedge accounting to most of their derivatives hedging interest rate and foreign exchange risks associated with their floating rate and foreign currency denominated borrowings.

(c)	Includes $5.56 billion and $14.67 billion of pre-tax net unrealized market valuation losses on AIGFP’s super senior credit default swap portfolio in the second quarter and six months of 2008, respectively.

(d)	Includes changes in pre-tax credit spreads on the valuation of Capital Markets’ assets of $(362) million and $(2.98) billion and liabilities of $(156) million and $2.43 billion (but excluding $44 million and $109 million of gains on the super senior credit default portfolio reported with the unrealized market valuation loss), in the second quarter and six months of 2008, respectively.

(e)	Includes income from certain AIG managed partnerships, private equity and real estate funds that are consolidated. Such income is offset in minority interest expense, which is not a component of operating income.

(f)	Includes increased reserves of $703 million for uncertain tax positions and other discrete period items in the first quarter of 2008.

(g)	As a result of the losses reported in second quarter and six months of 2008, basic shares outstanding were used for these periods.